EXHIBIT 99.1

November 26, 2014

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES PURCHASE OF OIL AND GAS PROPERTIES

MIDLAND, TEXAS, November 26, 2014 – Mexco Energy Corporation (NYSE MKT:MXC) today announced the purchase of various royalty interests ranging from .0018% to 1.1% revenue interests at a price of $580,000 covering  approximately 580 wells in 87 counties of eight states.  Of this oil and gas production, virtually all is natural gas.  Mexco believes that there is potential for further development of several of these royalties. These royalty interests are free of expenses to Mexco for drilling and operations.

Approximately 90% of the net revenue from these royalties is produced by 157 wells located in the Barnett Shale of the Fort Worth Basin of Texas.  Also included are interests in 423 wells in Alabama, Arkansas, Kansas, Louisiana, Mississippi, North Dakota, Oklahoma and Texas.

Also, Mexco announced an increase in its participation in a horizontal well to be drilled to a depth of 11,100 feet in the third Bone Springs formation of Lea County, New Mexico from 1.5% to 2.8% working interest.  Mexco’s estimated cost increased from approximately $106,000 to $196,000.  This well will be operated by XTO Energy, Inc., a wholly owned subsidiary of Exxon Mobil Corporation.

As previously planned, Mexco has advanced $116,226 which is the estimated cost of drilling and testing two horizontal wells respectively in the A and B benches of the Wolfcamp formation in Reagan County, Texas.

These and other expenditures have been funded through cash flow and bank borrowings on Mexco’s line of credit which totals $4,925,000 to date.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2014.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.